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                                                                   EXHIBIT 10.27

                           [AUDIBLE INC. LETTERHEAD]


April 23rd, 1998


Mr. Foy Sperring


Dear Foy,

I am delighted to offer you the position of Vice President, Marketing, at Audible, Inc. The Audible managment team and Board of Directors are impressed with your credentials, your creativity, your work ethic and your passion for Audible's unique opportunity and the thrill of being in a fast-paced Internet startup. And I am personally looking forward to the opportunity of working with you again on this exciting opportunity.

Here's a summary of our employment offer, with details following after:

 . You will be paid $130,000/year with an annual bonus of $40,000 paid quarterly. . You will have the right to purchase 250,000 shares of common stock at
  $0.40/share.
 . You will receive a cash signing bonus of $10,000 in recognition of the stranded options from your previous employer.
 . You will be enrolled in the company's benefits programs.
 . You will agree to commence work full time no later than June 15th, 1998.
 . We'd like your acceptance by close of business on April 24th, 1998.

And here are the details:

Stock purchase: the stock purchase offer is subject to our standard stock purchase agreement with its attendant tax and Rule 144 advantages over a stock option plan. You have the right to purchase the shares immediately on employment, and the price of the shares is payable in cash, by a company-held promissory note or by a combination of both. The agreement gives the company a dwindling repurchase right, which is effectively equivalent to a conventional 50 month cliff vesting program, such that the company loses the right to repurchase 12% of the stock six months after you commence employment, and 2% each month thereafter.

Accelerated vesting: our standard stock purchase agreement provides for automatic vesting of 50% of unvested shares in the event of a sale or merger of the company prior to full vesting. It also provides that, at the time of the transaction, additional accelerated vesting can be approved by the Board.
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Quarterly bonus: we believe in a strong, results-oriented company culture and to emphasize that, we have a performance-based, cash compensation plan for executives and senior managers. Every quarter you will propose, for approval by me, a set of measurable objectives. At the end of the quarter, and based on accomplishments against those objectives and approval by the Board's compensation committee, you will be paid a bonus.

Benefits: the company has a standard health plan and will cover 100% of your premium and 50% of your dependents' premiums. The time-off policy is 15 days of paid leave a year (sick, mental health or vacation time) and 7 holiday days. The company will also pay 25% of your annual membership at a health club close to our offices.

Non-disclosure agreement: our various preferred stock agreements require that all employees sign the company's standard non-disclosure agreement.

Severance: the company has no standard severance policy, but in your case will provide for up to 2 months salary and benefits continuation in the event of termination without cause.

That's it. We can't wait for you to get started and your signature below indicates you feel the same way.



/s/ Andrew J. Huffman
---------------------
Andrew J. Huffman
President & CEO
Audible, Inc.


So agreed:


/s/ Foy Sperring
----------------
Foy Sperring


WASH1 / 196308
24854-6